EXECUTION COPY
          FIRST AMENDMENT, dated as of December 28, 2007 (this “Amendment”), TO THE PURCHASE AGREEMENT, dated as of August 13, 2007 (the “Agreement”), by and among Merrill Lynch Insurance Group, Inc., a Delaware corporation (the “Seller”), Merrill Lynch & Co., Inc., a Delaware corporation (the “Seller Parent”), and AEGON USA, Inc., an Iowa corporation (the “Buyer”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.
WITNESSETH:
     WHEREAS, Seller, Seller Parent and Buyer entered into the Agreement; and
     WHEREAS, Seller, Seller Parent and Buyer desire to amend certain terms of the Agreement on the terms and conditions set forth in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and subject to the terms and conditions hereof, the parties agree as follows:
1.	Section 1.1(a) of the Agreement is hereby amended and restated in its entirety as follows:
“(a) Purchase and Sale. In consideration for the sale and transfer of the Shares and the Transferred Assets, and upon the terms and subject to the conditions of this Agreement, at the Closing the Buyer shall (i) deliver to the Seller cash in an amount equal to the excess of (x) $1,301,000,000, as the same may be adjusted in accordance with Exhibit D-1 if the Closing Date is after December 28, 2007 or Exhibit D-2 if the Closing Date is on December 28, 2007 over (y) the aggregate amount of all dividends paid by the Companies to the Seller during the period from June 22, 2007 through the Closing (the “Purchase Price”), and (ii) assume the Transferred Liabilities.”
2.	Section 1.1(b) of the Agreement is hereby amended and restated in its entirety as follows:
“(b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place effective as of the close of business, New York City time on December 28, 2007, provided that if the conditions set forth in Article VI hereof, other than conditions which by their nature are to be satisfied at the Closing have not been satisfied or waived by December 28, 2007, then the Closing will take place effective as of the close of business, New York City time on the third Business Day following the satisfaction or waiver of such conditions, unless another date or time is agreed to in writing by the parties hereto. The date on which the Closing occurs shall be referred to herein as the “Closing Date”. The Closing shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, unless another place is agreed to in writing by the parties hereto.”

3.	Article VIII (Tax Matters) of the Agreement is hereby amended to add Sections 8.14, 8.15, and 8.16 as follows:
“Section 8.14 Agreement to Make DAC Election at the Buyer’s Request.
(a) At the Buyer’s request, the Seller and the Seller Parent shall join with the Buyer to amend the Agreement to make an election (the “DAC Election”) to determine specified policy acquisition expenses without regard to the general deductions limitation of Section 848(c)(1) of the Code in accordance with Treas. Reg. § 1.848-2(g)(8) and Treas. Reg. § 1.197-2T(g)(5)(ii)(C)(4) with respect to each deemed reinsurance contract between Old MLLIC and New MLLIC, and each deemed reinsurance contract between Old MLLICNY and New MLLICNY, that results from the Section 338(h)(10) Elections and from Treas. Reg. § 1.848-2(f)(7) and Treas. Reg. § 1.197-2T(g)(5)(ii)(C)(2) and that is designated by the Buyer for the DAC Election. Each such deemed reinsurance contract is referred to herein as a “Designated Contract.”
(b) In accordance with Treas. Reg. § 1.848-2(f)(7) and Treas. Reg. § 1.197-2T(g)(5)(ii)(C)(2) there shall be a separate deemed reinsurance contract arising out of the Section 338 Elections for each category of specified insurance contracts of Old MLLIC and of Old MLLICNY and for contracts of Old MLLIC and of Old MLLICNY that are not specified insurance contracts. For the avoidance of doubt, the Buyer in its sole discretion may request the Seller to make a DAC Election for any of such deemed reinsurance contracts without being required to request the Seller to make such election for any of such other deemed reinsurance contracts. If the Buyer decides not to make the DAC Election for a deemed reinsurance contract, then that deemed reinsurance contract shall be excluded from the DAC Payment calculation.
(c) At the Buyer’s request, the Seller shall join in making the DAC Election with respect to a Designated Contract by executing an agreement substantially in the form of that included in Exhibit I to the Agreement (referred to herein as the “DAC Election Form”).
(d) The Buyer shall make its request of the Seller to join in making the DAC Election with respect to a Designated Contract by no later than five (5) Business Days after the allocations required by Section 8.10(c) of the Agreement are finalized in accordance with such Section 8.10(c). For the avoidance of doubt, the allocation set forth in Section 8.10(c) of this Agreement will include an allocation of ADSP to each separate deemed reinsurance contract identified in Section 8.14(b) above.
Section 8.15 Seller Payment for Any Cost of DAC Election.
(a) The Seller or Seller Parent shall make a payment to the Buyer for the cost to the Buyer of making the DAC Election with respect to any Designated Contract of MLLIC and of MLLICNY in connection with the short Taxable Years of MLLIC and of MLLICNY ending December 31, 2007 (the “DAC Payment”). The DAC Payment shall be equal to the sum of (1) the excess if any of the Total 12/31/07 Tax Benefit over the Total 12/28/07 Tax Benefit for MLLIC plus (2) the excess if any of the Total 12/31/07 Tax Benefit over the Total 12/28/07 Tax Benefit for MLLICNY. For the avoidance of doubt, the calculations required by this Section 8.15 shall be performed in a manner consistent with the sample calculation attached to this Agreement as Exhibit J.
(b) The “12/31/07 Tax Benefit” for each Designated Contract shall equal (A) + (B) – (C). For purposes of this calculation, “A” shall equal the present value of 35 percent of the amount of DAC Amortization that would have been taken into account each Taxable Year with respect to such Designated Contract if the Closing Date were December 31, 2007 and no DAC Election were made, assuming DAC would have been amortized 5% in 2008, 10% in each year from 2009 through 2017, and 5% in 2018; “B” shall equal the present value of 35 percent of the amount of Section 197 Amortization that would have been taken into account each Taxable Year with respect to such Designated Contract if the Closing Date were December 31, 2007 and no DAC Election were made, assuming the Section 197 Amortization would be deducted evenly over 15 years from 2008 through the end of 2022; and “C” shall equal 35 percent of the excess, if any, of the amount of total DAC that would have been taken into account with respect to such Designated Contract if the Closing Date were December 31, 2007 and no DAC Election were made over the ADSP allocated to such Designated Contract in accordance with Section 8.10(c) of this Agreement.
(c) The “Total 12/31/07 Tax Benefit” shall be the sum of the 12/31/07 Tax Benefits as calculated in accordance with Section 8.15(b) of this Agreement with respect to each Designated Contract for each of the Companies.
(d) The “12/28/07 Tax Benefit” for each Designated Contract shall equal (X) + (Y) — (Z). For purposes of this calculation, “X” shall equal the present value of 35 percent of the amount of DAC Amortization that will be taken into account each Taxable Year with respect to such Designated Contract, assuming DAC will be amortized 1/120 in 2007, 12/120 in each year from 2008 through 2016, and 11/120 in 2017; “Y” shall equal the present value of 35 percent of the amount of Section 197 Amortization that will be taken into account each Taxable Year with respect to such Designated Contract, assuming that the Section 197 Amortization will be deducted 1/180 in 2007, 12/180 in each year from 2007 through 2021 and 11/180 in 2022; and “Z” shall equal the amount of current income actually recognized on the federal income tax return of MLLIC or MLLICNY, as the case may be, equal to the excess, if any, of the amount of total DAC taken into account with respect to such Designated Contract over the ADSP allocated to such Designated Contract in accordance with Section 8.10(c) of this Agreement.

(e) The “Total 12/28/07 Tax Benefit” shall be the sum of the 12/28/07 Tax Benefits as calculated in accordance with Section 8.15(d) of this Agreement with respect to each Designated Contract for each of the Companies.
(f) For purposes of determining present value in the calculations in Section 8.15(b) and 8.15(d), an 11% discount rate shall be used and the items of income and deduction shall be treated as having been earned or incurred as of June 30 of the respective Taxable Year.
(g) To the extent permitted by applicable Law, any payment made under this Section 8.15 shall be treated by the parties as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties shall, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
(h) Unless otherwise indicated, all calculations pursuant to this Section 8.15 shall be made in accordance with Sections 848 and 197 of the Code and regulations thereunder. For the avoidance of doubt, the “general deductions” (as defined in Section 848(c)(2) of the Code and Treas. Reg. §1.848-2(g)(6)) taken into account for purposes of the calculations described in paragraph (b) of this Section 8.15 shall be the amount of general deductions actually reported on the federal income tax return filed by or with respect to MLLIC or MLLICNY, as the case may be, for the 2008 Taxable Year, as modified by Treas. Reg. § 1.197-2T(g)(5)(ii).
Section 8.16 DAC Payment Procedures.
(a) No later than 30 days after the filing of the federal income tax returns of the Companies for the Taxable Year ending December 31, 2008, the Buyer shall deliver to the Seller a calculation of the DAC Payment computed under Section 8.15 of this Agreement. Within thirty (30) Business Days after receipt thereof, the Seller shall deliver to the Buyer written notice indicating whether the Seller disagrees with the Buyer’s calculation. If the Seller agrees with the Buyer’s calculation or fails to deliver such written notice within such thirty (30) Business Days, the Buyer’s calculation with respect to the DAC Payment shall constitute the agreed DAC Payment. If the Seller provides timely written notice to the Buyer of any disagreement with the Buyer’s calculations, the Seller and the Buyer shall negotiate in good faith to determine the agreed DAC Payment. If they do not reach agreement within 30 days after commencing negotiations, the parties shall promptly submit the items in dispute to the Accounting Arbitrator in accordance with the procedures set forth in Section 8.5(d) of this Agreement and the amount determined in accordance with such procedures shall constitute the agreed DAC Payment.
(b) The Seller or Seller Parent shall make a payment to the Buyer of the agreed DAC Payment within 30 days of the determination of the agreed DAC Payment pursuant to Section 8.16(a) of this Agreement.

(c) In connection with the making of the DAC Election in accordance with Section 8.14 and with the determination of the agreed DAC Payment in accordance with Section 8.15 of this Agreement, the Seller and the Buyer each shall cooperate with, and shall provide assistance to and access to any documents required by, the other party consistent with the provisions of Section 8.5(c) of this Agreement.”
4.	Article IX (Definitions) of the Agreement is hereby amended to add the following definitions:
“12/28/07 Tax Benefit” has the meaning set forth in Section 8.15(d).
“12/31/07 Tax Benefit” has the meaning set forth in Section 8.15(b).
“DAC Amortization” means, for each Designated Contract, the amount allowable as a deduction ratably over a 120-month period pursuant to Section 848(a) of the Code with respect to such Designated Contract as a result of the purchase and sale of the Shares pursuant to this Agreement and the filing of the Section 338(h)(10) Elections.
“DAC Election” has the meaning set forth in Section 8.14(a).
“DAC Election Form” has the meaning set forth in Section 8.14(c).
“DAC Payment” has the meaning set forth in Section 8.15(a).
“Designated Contract” has the meaning set forth in Section 8.14(a).
“New MLLIC” means the corporation that is deemed to acquire, pursuant to Treas. Reg. § 1.338-1(a)(1), all of its assets as a consequence of the Section 338 Election with respect to MLLIC.
“New MLLICNY” means the corporation that is deemed to acquire, pursuant to Treas. Reg. § 1.338-1(a)(1), all of its assets as a consequence of the Section 338 Election with respect to MLLICNY.
“Old MLLIC” means the corporation that is deemed to transfer, pursuant to Treas. Reg. § 1.338-1(a)(1), all of its assets as a consequence of the Section 338 Election with respect to MLLIC.
“Old MLLICNY” means the corporation that is deemed to transfer, pursuant to Treas. Reg. § 1.338-1(a)(1), all of its assets as a consequence of the Section 338 Election with respect to MLLICNY.
“Section 197 Amortization” means, for each Designated Contract, the amount allowable as a deduction ratably over a 15-year period pursuant to Section 197(a) of the Code with respect to such Designated Contract as a result of the purchase and sale of the Shares pursuant to this Agreement and the filing of the Section 338(h)(10) Elections.
“Taxable Year” means the period of time for which taxable income is computed for federal income tax purposes.
“Total 12/28/07 Tax Benefit” has the meaning set forth in Section 8.15(e).
“Total 12/31/07 Tax Benefit” has the meaning set forth in Section 8.15(c).
5.	Schedule A to the Agreement (“Transferred Assets and Transferred Liabilities”) is hereby amended by replacing it in its entirety with Schedule A hereto.
6.	The Agreement is hereby amended by adding Exhibit I (“DAC Election Form”) and Exhibit J (“Sample Tax Calculation”) in the form of Exhibit I and Exhibit J, respectively, attached hereto.
7.	Governing Law. This Amendment shall be governed by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
8.	Entire Agreement. The Agreement, as amended by this Amendment (including the Seller Disclosure Letter, the Buyer Disclosure Letter and exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, between or among the parties hereto with respect to the subject matter hereof.
9.	Ratification. Except as specifically amended by this Amendment, the terms of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

AEGON USA, INC.

By:
Name:

Title:

MERRILL LYNCH INSURANCE GROUP, INC.

By:
Name:

Title:

MERRILL LYNCH & CO., INC.

By:
Name:

Title: